Exhibit 1.2

[CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO]

(A joint stock limited company incorporated in the People’s Republic of
China with limited liability)
(Stock code: 670)

Announcement on the Share Reform Plan
by the Company’s Controlling Shareholder, China Eastern Air Holding Company

On behalf of its controlling shareholder, China Eastern Air Holding Company (“CEA Holding”), the Company wishes to disclose the details of the consideration arrangement under the Share Reform Plan offered by CEA Holding to the Holders of A Shares, in exchange for their consent to the conversion of all the non-tradable shares held by CEA Holding into tradable A Shares. The Share Reform Plan will be effected by the giving of 84,000,000 shares by CEA Holding to shareholders of the Company’s tradable A Shares whose names appear on the register of members of the Company at the date the Share Reform Plan is implemented, with 2.8 shares for every ten (10) tradeable shares held by each shareholder of A Shares.

This announcement is made pursuant to Rule 13.09(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

The board of directors (the “Board”) of China Eastern Airlines Corporation Limited (the “Company”) hereby announces that, upon the authorization and acting on behalf of the only holder of non-tradable shares holding of the Company, CEA Holding, a notice has been issued to the holders of the domestic shares of the Company traded and listed on the Shanghai Stock Exchange (“A Shares”, and the holders of A Shares as “Holders of A Shares”) for a meeting of the holders of domestic shares of the Company to be held on 18 December 2006 (“Relevant Shareholders’ Meeting”), to seek approval by the Holders of A Shares to CEA Holding’s proposal for the conversion of all the non-tradable shares held by the CEA Holding into tradable A Shares (the “Share Reform Plan”).

A summary of the Share Reform Plan is set out below. The full version of the proposal and other relevant documents required under the regulatory rules of the Shanghai Stock Exchange are available on the website of the Shanghai Stock Exchange (http://www.sse.com.cn).

1. IMPORTANT ISSUES OF THE SHARE REFORM PLAN

1.1 Key issues of the Share Reform Plan

In this share reform, CEA Holding, the only shareholder holding non-tradable A Shares of the Company proposes to have part of its shareholding as consideration for holders of the tradeable A Shares, with a view to obtaining circulation of the non-tradeable shares of the Company held by it. It will be effected by the giving of 84,000,000 shares by CEA Holding to shareholders of the Company’s tradable A Shares whose names appear on the register of members of the Company at the date the proposal is implemented, with 2.8 shares for every ten (10) tradable shares held by each shareholder of A Shares; the non-tradable shares will become circulating on the first day of trading upon the Share Reform Plan becomes effective.

Changes in proportion of the shareholdings and number of shares held respectively by the original shareholders of tradable A Shares and CEA Holding will occur upon the Share Reform Plan having been approved and implemented, however, the total share capital of the Company will remain unchanged as a result of the implementation of the Share Reform Plan.

1.2 Undertakings of the shareholder holding non-tradable shares

(1)	CEA Holding will comply with the requirements of the relevant laws, regulations and constitutive documents and will perform the statutory obligations it has so undertaken.

(2)	CEA Holding hereby undertakes in particular that:

1.	The original non-tradeable shares held by CEA Holding will not be listed for trading in a period of 36 months from the date the Share Reform Plan becomes effective;

2.	All the expenses arising from this Share Reform Plan will be borne by CEA Holding.

The shareholder of non-tradable shares of the Company will undertake to perform its obligation faithfully and will accept any legal responsibility thereon. The Company’s shareholder of non-tradeable shares will not transfer any shares held unless the transferee agrees to and is capable of assuming such responsibilities pursuant to the undertaking.

1.3 Changes in the Shareholding Structure

Before completion of the Share Reform Plan				After completion of the Share Reform Plan
		Number of shares	Percentage of total			Number of shares	Percentage of total
			share capital (%)				share capital (%)
1.	Total number	3,000,000,000	61.64	1.	Total number	2,916,000,000	59.91
	of unlisted				of tradeable
	tradeable				shares with
	shares				trading
moratorium
2.	Total number	1,866,950,000	38.36	2.	Total number	1,950,950,000	40.09
	of listed				of tradeable
	tradeable				shares without
	shares				trading
moratorium
	A shares	300,000,000	6.16		A shares	384,000,000	7.89
	H shares and	1,566,950,000	32.20		H shares and	1,566,950,000	32.20
	others				others
3.	Total number	4,866,950,000	100.00	3.	Total number	4,866,950,000	100.00
	of shares				of shares

2. AGENDA FOR THE RELEVANT SHAREHOLDER’S MEETING

(1)	Date of registration of the shareholdings for shareholders of A Shares for attending the Relevant Shareholder’s Meeting: 7 December 2006 (the “Record Date”)

(2)	Date of convening the Relevant Shareholder’s Meeting: 18 December 2006

(3)	Time for Internet Voting for the Relevant Shareholder’s Meeting: 9:30 am to 11:30 am; 13:00 pm to 15:00 pm on 14 December 2006, 15 December 2006 and 18 December 2006.

3.	SUSPENSON AND RESUMPTION OF TRADING FOR THE A SHARES OF THE COMPANY

(1)	Application has been made by the Board for the shares of the Company to be suspended with effect from 20 November 2006 with announcement being made on 22 November 2006 on the share reform, and trading for the shares of the Company will resume the latest on 4 December 2006, during this period communication may be made with shareholders of A Shares;

(2)	The Board will announce matters relating to the negotiations between shareholders of non-tradeable shares and shareholders of tradeable A Shares and any proposal concluded through such negotiation prior to 1 December 2006 (inclusive of), and application will be made for the trading to be resumed on the trading day following the announcement;

(3)	In the event the Company will not be able to conclude any Share Reform Plan prior to 1 December 2006 (inclusive of), the Company will apply to the Shanghai Stock Exchange for an extension before trading of A Shares is resumed, or will make an announcement for the cancellation of the meeting of shareholders of the A Shares, followed by an application for the trading to be resumed on the trading day following the announcement;

(4)	Application will be made by the Board for trading of A Shares to be suspended from the trading day following the date of registration of shareholdings for shareholders of A Shares until the end of the share reform procedures; in the event the Share Reform Plan is not approved by meeting of shareholders of A Shares, trading of the A Shares of the Company will be resumed on the trading day following the result of voting by the meeting of shareholders.

4.	SHAREHOLDERS ENTITLED TO ATTEND THE RELEVANT SHAREHOLDERS’ MEETING

Pursuant to the relevant laws, regulations and rules in relation to the Share Reform Plan, the Company’s shareholders eligible to attend the Relevant Shareholders’ Meeting include: CEA Holding and the Holders of A Shares whose names appeared on the register of China Securities Depository and Clearing Corporation Limited, Shanghai Branch on the Record Date.

5.	ENQUIRES AND COMMUNICATIONS

Hotline: (86) 21-51130922, 51130925
Fax: (86) 21-62686116
E-mail: ir@ce-air.com
Website of the Company: http://www.ce-air.com
Website of the Shanghai Stock Exchange: http://www.sse.com.cn

By order of the board of the directors of

CHINA EASTERN AIRLINES
CORPORATION LIMITED
Luo Zhuping
Director and Company Secretary

The Company’s directors as at the date of this announcement are:
Li Fenghua (Chairman, Executive Director)
Cao Jianxiong (President, Executive Director)
Luo Chaogeng (Executive Director)
Wan Mingwu (Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the PRC
21 November 2006